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CIGNA CORPORATION                                                                         EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                           Three Months Ended
                                                                               March 31,
                                                                       2000                1999
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
Income from continuing operations before income taxes             $         420     $            368
                                                                    ------------      ---------------

Fixed charges included in income:
    Interest expense                                                         27                   31
    Interest portion of rental expense                                       10                   16
                                                                    ------------      ---------------

Total fixed charges included in income                                       37                   47

Minority interest                                                             9                    -
                                                                    ------------      ---------------

Income available for fixed charges                                $         466     $            415
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RATIO OF EARNINGS TO FIXED CHARGES                                         12.6                  8.8
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